Exhibit 99.2

Transcript of WMS Industries Inc. Conference Call
Held on August 10, 2005

CORPORATE PARTICIPANTS

Brian Gamache
WMS Industries - President and CEO

Kathleen McJohn
WMS Industries - General Counsel

Scott Schweinfurth
WMS Industries - CFO

Orrin Edidin
WMS Industries - EVP & COO

CONFERENCE CALL PARTICIPANTS

Amy Marcel
Jefferies & Co. - Analyst

Harry Curtis
JPMorgan - Analyst

David Bass
Banc of America Securities - Analyst

Wayne Moore
Drython Partners - Analyst

Celeste Brown
Morgan Stanley - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the WMS Industries' fourth-quarter results conference call. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded today, Wednesday, August 10, 2005. I would now like to turn the conference over to Mr. Brian Gamache, President and CEO. Please go ahead, sir.

Brian Gamache - WMS Industries - President and CEO

Thanks, operator. Welcome to WMS' fiscal 2005 fourth quarter and fiscal year-end conference call. Scott Schweinfurth, our Chief Financial Officer, Orrin Edidin, our Chief Operating Officer, and Kathleen McJohn, our General Counsel are with me on today’s call. This afternoon we’ll provide an update on the June quarter and fiscal 2005 financial performance. We’ll also review the status of new product development and our ongoing initiatives to further establish WMS as the number two provider of slot machines in North America. Looking forward, we’ll provide assumptions for metrics that support the revenue guidance for fiscal 2006 that we updated today to total revenues of $475 to $495 million, which represents a 22% to 27% increase over fiscal 2005. Plus we’ll provide greater perspective on the revenue guidance for our seasonally low first quarter of fiscal 2006, which we initiated in today’s press release. At the end of the call, we’ll take questions from investors and analysts. But before we start, Kathleen will review our safe harbor language.

Kathleen McJohn - WMS Industries - General Counsel

Thank you, Brian. I need to remind everyone that today’s call and simultaneous webcast contain forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004, and in our more recent reports filed with the SEC. The forward-looking statements made on this call, the web cast, the archived version of the web cast, and any transcript of this call are only made of this date.

I’ll now turn the call back over to Brian.

Brian Gamache - WMS Industries - President and CEO

Thanks, Kathleen. Fiscal 2005 was a year of great accomplishments for WMS as we successfully completed our re-emergence and then focused our efforts on increasing operating margins and shareholder returns. Our net income and diluted earnings per share swung from a loss of $900,000, or $0.03 per share, in fiscal 2004, to net income of $21.2 million for fiscal 2005, or EPS of $0.62 per share. Total 2005 revenues increased by 69% over fiscal 2004 with new unit sales up 80%, average selling price up 16%, gaming operations average revenue per day up 19% and our gaming operations installed base grew by 54%. Our open orders for new units and participation games remain among the highest in our history even as we recorded significant gains in unit shipments and gaming operations placements throughout fiscal 2005. WMS’ products are clearly in demand by casinos and their customers which supports our confidence in our prospects for continued revenue growth. We also gained traction with our new mechanical reel product line and wide-area progressive placements, and we expect revenues from both these product lines to be growing contributors throughout fiscal 2006. With the participation game installed base now exceeding 6,750 units, including more than 1,000 wide-area progressive units, we expect growing contributions from this segment in the current quarter.

In addition to our operating successes, WMS has also made important additions in fiscal 2005 to its intellectual property arsenal through both internally developed concepts and important agreements with companies such as Aruze, Harrah’s and Cyberview Technology. In summary, the entire WMS team is invigorated by the fact that our accomplishments in fiscal 2005 were so meaningful, but in looking forward, we believe our best days lie in front of us.

Focusing on our June quarter results, we reported revenues that were in the higher end of our guidance range. Our gaming operations business continues to be an important growth driver and the average revenue per day was higher than anticipated somewhat offsetting a lower than anticipated ending installed base. Our product sales business benefited from average selling prices nicely ahead of expectations, which partially offset new units being lower than anticipated. We recorded net inventory charges to address our most challenging legacy inventory, which Scott will address in detail in a few minutes, but even inclusive of these charges, we continued to generate higher gross margins on product sales.

Research and development and selling and administrative expenses in the June 2005 quarter continued to drop to 11% and 17% as a percentage of revenues, respectively, reflecting further improvements over the March 2005 quarter results. More importantly, the total of such expenses at $30.9 million for the June quarter was $1.9 million lower than the spending level in the December 2004 quarter, despite an increase in revenues of $17.6 million, or 19%. Our operating margin, even after reflecting the impact of the net inventory charges, still showed quarterly sequential improvement to 11% from 9%. We believe these results continue to demonstrate the potential margin improvements we can achieve, based on the cost savings and efficiency initiatives we put in place before, during and after the March 2005 quarter. And of equal importance, we generated $16.6 million of cash flow from operations in the June 2005 quarter and our combined cash and short-term investment balances increased by $2.5 million.

During the fourth quarter, our strategic sourcing initiatives progressed from the diligence phase to the initial implementation phase, with our first prototype orders placed for computer boards sourced directly from an Asian supplier and other components moved closer to direct sourcing. With a meaningful run of Bluebird® cabinets now manufactured, our engineering team is actively working to value engineer costs out of this project and we expect positive developments in the quarters ahead. We were successful in the June quarter in manufacturing products ratably throughout the quarter and are now focusing on shipping these products more ratably throughout the quarter as well. To accomplish this, we recently began refocusing our sales executives to better align their efforts with the objective to smooth the order flow. With recently implemented initiatives focusing on continuing to reduce the overall level of Bluebird raw material inventory, as we expect our inventory levels will continue to decrease during the September quarter as we shorten lead times and decrease materials on hand. In April, we consolidated game development and engineering under one leadership structure, which enabled further head count reductions, eliminated duplicative responsibilities and hastened our time to bring products to market. Earlier this week, we announced the addition of Patty Barten as Senior Vice President of Manufacturing, who joins us after a successful 24-year career at Motorola in a variety of senior manufacturing, logistics and customer service roles. Her knowledge and experience will be instrumental in helping to further enhance our operational efficiencies and improve our margins. We expect to report continued progress on achieving operational efficiencies throughout fiscal 2006.

Let me turn the call over to Scott to review the fourth quarter financial results and our guidance.

Scott Schweinfurth - WMS Industries - CFO

Thanks Brian. This afternoon WMS reported diluted earnings per share of $0.22 for the June 2005 quarter, inclusive of $3.0 million of pre-tax net inventory charges, or $0.05 per share after-tax, compared to diluted earnings per share of $0.03 in the June 2004 quarter. Quarterly sequential revenue growth over the March 2005 quarter resulted from a combination of higher average selling prices due to our product mix and acceptance of premium-priced product offerings and a higher average installed base of participation games, which also garnered higher average revenue per day.

Total revenues for the June 2005 quarter were 64% higher than the prior year quarter and reflect an increase of $31.7 million, or 67%, in product sales revenues and an increase of $11.7 million, or 57% in gaming operations revenues.

New unit sales of 6,252 were up 72% over the prior year’s quarter, but below our guidance, primarily reflecting certain customers delaying orders until after post-merger strategies were completed. We expect their slot floor upgrade decisions will be finalized over the next few months and will result in additional shipments in the December 2005 and March 2006 quarters. Non-North American new unit shipments totaled 2,028 units or 32% of the total fourth quarter new unit shipments and mechanical reel shipments totaled 554 units. We generated a 14% increase in average selling price to $10,804 per unit as we benefited from the January 2005 list price increase and customers ordered more premium-priced product offerings.

We shipped 1,126 CPU-NXT™ and game theme conversion kits in the June 2005 quarter, of which 1,057 were CPU-NXT upgrade kits. We now have over 27 mechanical reel for sale game features with all four bonusing features, and 32 video for sale themes approved in most jurisdictions and expect that our game conversion revenues will be at higher levels on a year-over-year basis for the coming quarters. Parts, used games, conversions and OEM revenues aggregated $11.8 million, reflecting a decrease in OEM revenues, as we did not ship any OEM units in the June 2005 quarter in comparison to 1,000 OEM units shipped in the June 2004 quarter.

As Brian indicated earlier, our gaming operations business continued to generate meaningful increases in both the quarter and average installed base, and in the average revenue per day. Our installed base at June 30 increased to 6,539 units, or by 54 % from June 30, 2004, and the installed base on June 30th exceeds the Company’s previous highest installed base level by about 300 units. The average installed base also increased by 2,012 units, or by 49%, to 6,126 units from 4,114 units in the June 2004 quarter and the average revenue per day grew by 24% to $51.27 in the June 2005 quarter compared to $41.39 in the prior year quarter. Reflecting ongoing momentum in this segment, the June 2005 quarter numbers show growth in the ending installed base from March 31, 2005 amount of 556 units, or 9%, and the average revenue per day grew by $3.37, or 7%, over the March 2005 quarter results. Our wide-area progressive games represented 943 games or over 14% of the installed base at June 30, 2005, up from 10% at March 31, 2005, and the average revenue per day associated with this product line continues to average over twice that of our non-linked participation games.

The success of our new games continues to drive and accelerate the transition of the installed base from legacy cabinets to new games in Bluebird cabinets. We installed 1,687 new participation games in Bluebird cabinets in the June 2005 quarter. At June 30, 2005, approximately 80% of our participation installed base was in Bluebird cabinets while 1,297 remain in legacy cabinets. In fiscal 2005 we installed 2,299 incremental Bluebird units and we converted 2,888 of our legacy installed base to Bluebird units.

Our quarterly gross profit, inclusive of the $3.0 million in net inventory charges, increased by $20.6 million, or 57%, to $56.8 million. The gross margin on product sales revenues, reflecting the net inventory charges, was 42% for the quarter ended June 30, 2005 compared to 40% for the June 2004 quarter. The net inventory charges totaled $3.0 million, which unfavorably impacted the product sales gross margin rate by 380 basis points. Demand for our Bluebird product continues to exceed our expectations. While this demand is a positive development for our long-term growth, it has accelerated the transition from our legacy product line. As Brian stated, we took steps to address the most challenging components of the legacy inventory including selling older model used games and used units configured with undesirable laminate colors, as well as selling back to suppliers excess quantities of certain legacy raw materials. As a result, we lowered the net realizable value on our books of legacy inventory.

At June 30, 2005, we had $104.3 million of inventory of which $87.1 million was Bluebird raw materials and finished goods and $22.6 million was legacy raw materials and finished goods. For comparative purposes, the total legacy inventory was $32.6 million at June 30, 2004. The legacy inventory at June 30, 2005 consisted of $11.9 million of raw materials and $10.7 million of finished goods. The legacy finished goods largely represents used games taken back in trade on the sale of new Bluebird gaming devices. As stated last quarter, we moved our used game business to our Las Vegas office early in calendar 2005 and we have subsequently seen a substantial increase in that business. In fact, during the six months ended June 30, 2005, we sold 1,620 used games generating revenues of $5.3 million. We use the legacy raw materials to support legacy games still in casinos and to complete the remanufacturing of used games prior to shipments to casino customers, mostly outside of North America, who are seeking a lower price- point product. We also sell new legacy product through our OEM arrangement. As with other companies, we will continue to monitor the valuation of our inventory. We also expect to reduce the quantities of our legacy inventory as we continue to sell used games and support the legacy products still in casinos.

We project that in the second half of fiscal 2006, the gross margin on Bluebird gaming devices will consistently approach the mid-40% range as we realize the benefits from our strategic sourcing and value engineering initiatives, and continue to receive benefits from leveling the production schedule throughout the quarter. Additionally, we recently launched certain premium-priced product add-ons such as marquees and round top cabinets, plus we expanded our dual screen game offerings that also command incremental pricing. We are implementing a new pricing model to separately charge for hardware and software, effective October 1, 2005, which is expected to increase the list price by up to 8% when new hardware and software options become available in the second half of this fiscal year. We expect these factors will combine to raise average selling prices and our product sales gross margin in future periods.

Gross margin for gaming operations was 73% and 83% for the June 2005 and 2004 quarters, respectively, with the June 2005 quarter reflecting the lower margin derived from our wide-area progressive games, higher spare parts usage, higher royalties payable to licensors and lower royalties earned from licensees. In addition, the gross margin was impacted by 13 WAP jackpot payouts, which totaled $2.6 million, in the June 2005 quarter. Let me point out that while recording the progressive jackpot expense results in a lower gross margin percentage for our WAP games as compared to our non-linked games, the gross profit dollars per day for WAP games are higher than our non-linked participation games as the gross revenue per day is more than double that of the non-linked games.

Operating income grew to $11.9 million compared to $0.2 million in the prior year quarter as we generated an increase of $20.6 million in gross profit, after the impact of the net inventory charges of $3.0 million and a decrease of $0.6 million in research and development costs, partially offset by $3.4 million in higher selling and administrative expense and $6.1 million in higher depreciation and amortization expense.

For the June 2005 quarter, research and development costs decreased from the prior year quarter by $0.6 million to $11.8 million. These costs decreased $1.7 million from the December 2004 quarter, with revenues increasing $17.6 million during that same period. The decrease in research and development costs from the June 2004 quarter is due to lower headcount from our February reduction in force and May realignment of our research and development reorganization, partially offset by ongoing costs for technology development, and higher regulatory approval costs for a greater number of new game themes.

We experienced a $3.4 million increase in selling and administrative costs in the June 2005 quarter compared to the prior year quarter, although such costs decreased $0.2 million from the December 2004 quarter despite higher revenues. When compared to the prior year quarter, the cost increases resulted from net additional headcount, higher commissions based on substantially higher revenues and higher equity compensation costs.

Depreciation and amortization expense increased by $6.1 million in the June 2005 quarter, as the level of investment in gaming devices for gaming operations rose by $19.9 million during the June 2005 quarter with the installation of 1,687 new games in Bluebird gaming devices and year-to-date total investment in 5,187 new participation gaming devices rose to $63.9 million. Investments in this area are expected to remain high through the end of the calendar year as we address the market transition of our legacy gaming devices to new participation games in our Bluebird cabinet.

We incurred interest and issuance amortization expense of $1.0 million in the June 2005 quarter related to our 2.75% Convertible Notes. We also recorded income tax expense of $3.3 million to reflect our revised effective tax rate for the fiscal year of 30%. We expect our effective tax rate in the future will approach the mid-thirties.

At June 30, 2005, our cash and short-term investments totaled $44.8 million, including $3.5 million of restricted cash for progressive jackpots. For the first time in several quarters, our cash and short-term investments increased during the quarter due to: (1) $7.7 million of net income, (2) $14.0 million of non-cash depreciation expense, (3) non-cash expenses of $1.8 million, and (4) $8.9 million related to stock option exercises in the period, partially offset by (a) $19.9 million of capital expenditures for gaming operations machines, which immediately generate revenue; (b) $1.1 million for capital expenditures for property, plant and equipment; (c) $8.6 million of net increases in working capital investment, inclusive of a $0.7 million increase in restricted cash for WAP jackpots, (d) our deferred tax benefit of $0.4 million and (e) $0.6 million of effects of exchange rates on cash. Our investment in gaming operations equipment continues to be at higher rates due to the growth of the overall installed base coupled with the conversion of the legacy gaming operations machines to Bluebird cabinets. We had an increase of $9.2 million in receivables due to higher revenue and higher unit shipments in the third month of the quarter, while inventories decreased by $2.9 million. Raw materials decreased by $4.1 million and finished goods increased by $1.2 million. Our cash provided by operating activities totaled $16.6 million for the June 2005 quarter.

Let me turn to our guidance for fiscal 2006. On our last conference call we initiated fiscal 2006 revenue guidance which we updated today to $475 to $495 million in revenues representing a 22% to 27% increase over fiscal 2005 revenues, and a $10 million increase in the low end of the expected range coupled with a $5 million increase in the upper end of the range. We expect that total new unit sales for fiscal 2006 will be between 24,500 and 26,000 units and we project an average selling price above $11,000. We anticipate that our other product sales revenues will grow modestly in fiscal 2006 based on higher new game conversion kits at a higher selling price, higher OEM revenues and growth in the used game business. All of this will be partially offset by lower CPU-NXT conversion kit revenues.

For the year we expect an average installed base of gaming operations machines of 7,600 to 7,800 units and project we will end fiscal 2006 with an installed base of participation games ranging from 8,400 to 8,500 gaming devices, representing a 28-30% increase from our FY ’05 year-end levels. We expect our average revenue per day for fiscal 2006 to range from $53 to $56, a 12-18% increase over the average revenue per day for fiscal 2005. We anticipate that WAP gaming devices will represent approximately 18% of our annual average installed base and by June 30, 2006 will represent over 25% of the participation game installed base mix. With expected gaming operations revenues increasing as a percentage of total revenues in fiscal 2006, and our achievement of mid-40’s product sales gross margin, we expect our overall annual gross margin to range from 53% to 55% compared to 50% in fiscal 2005. We expect quarterly sequential increases in absolute dollars of earnings per share in fiscal 2006 similar to what we experienced in fiscal 2005.

As previously noted , we will begin expensing all equity compensation as of July 1, 2005 and our current estimate is that we will record a quarterly non-cash charge of $0.06 per diluted share.

Today we initiated guidance for the September 2005 quarter, which historically is seasonally our slowest quarter. Our guidance reflects total revenues of $110 to $115 million or a 47% to 53% increase over the September 2004 quarter. Reflecting seasonality, we are anticipating gaming device sales to range from 5,600 - 5,800 new units at an average selling price above what we achieved in the June 2005 quarter. We expect that our new unit sales will range from 6,000 to 7,000 units per quarter for the balance of the fiscal year. Our current open orders for Bluebird units and CPU-NXT conversion kits aggregate over 10,200 units, of which 8,400 are for new Bluebird units. We also base our quarterly revenue expectations on the continued high number of open orders for new participation games and conversions of existing participation games, which currently total over 2,000 units even as our installed base has grown by almost 2,300 units, or 54%, in the year ended June 30, 2005. We believe we will end the quarter with 7,100 to 7,200 units in the installed base and earn an average daily revenue between $52 and $54. Our anticipated gross profit increase from the prior year quarter will be partially offset by a continuing higher level of depreciation and amortization expense, higher research and development and selling and administrative cost, and the estimated $0.06 per share impact of expensing of equity compensation effective July 1, 2005. We expect improved results in the balance of fiscal 2006.

Let me turn the call over to Orrin for a discussion about our new products.

Orrin Edidin - WMS Industries - EVP & COO

Thanks Scott. With G2E 2005 only about a month away, we’re looking forward to demonstrating to customers and investors the next generation of our game innovations, including the initial features and functionality of our server-based gaming initiatives. We expect to show the highest number of new themes in the Company’s history, but consistent with our approach to the show, a theme count that we expect will receive regulatory approval prior to G2E 2006. Due to the overall scope of our new offerings, we are holding a product overview for investment professionals on Monday evening before the trade show opens to allow the financial community to get a preview of the breadth and innovation that our team has incorporated into our newest offerings.

On the new game front, in the June quarter we launched our first video penny wide-area progressive game playing for the MONOPOLY™ Money™WAP jackpot, which has the added feature of a local-area progressive jackpot. Demand for the product has been very good and has led to an expansion of our MONOPOLY Money WAP games. During the quarter, we also launched the A FISTFUL OF DOLLARS®progressive jackpot featuring Clint Eastwood in Mississippi and Colorado. In addition, we have completed the limited roll-out field trial in New Jersey of the MONOPOLY Money WAP and expect to launch the A FISTFUL OF DOLLARS progressive link in New Jersey in the next few months. We recently began a field trial of the MONOPOLY Money WAP in Arizona, which is being run out of our data center in Reno, and we expect to complete the field trial in late August.

Our next progressive offering is the Jackpot Party®local-area progressive product, for which we expect to receive the first regulatory approval later this month. In these games, the embedded Jackpot Party bonus round triggered from a bank of linked games is broadcast via a large overhead plasma screen and features four levels of local-area progressive jackpots. Pre-approval demand has been strong and we expect to roll-out the product in a number of jurisdictions this quarter. We have also entered into agreements with Harrah’s and Stations to sponsor the launch of Jackpot Party Progressive™in their casinos. In addition, when approved later this quarter, the first game theme refresh for the Clint Eastwood WAP series will make everyone’s day when debuted under the ultra recognizable DIRTY HARRY™ brand.

To date, WMS WAP jackpots of over $5.5 million have been won by 29 lucky casino patrons. We have a variety of new wide-area and local-area progressive products coming on line throughout fiscal 2006 which should further expand our market share in this important segment of casino floors and contribute to higher revenue per day and profitability.

We recently rolled-out several participation game conversions for our MONOPOLY, HOLLYWOOD SQUARES™ and MEN IN BLACK™ non-linked participation series. We are launching our next new MONOPOLY game theme, Corner The Market™, in the September quarter. In the June quarter, we launched Premier Night®, which is the first HOLLYWOOD SQUARES game for the Bluebird platform. And following on the highly successful launch of the first MEN IN BLACK game theme, we recently launched the sequel, entitled Riches of the Universe™. The innovative and creative new games for these important series are noteworthy as they represent a significant portion of our installed base.

This quarter we expect to receive approval for our first WORLD SERIES OF POKER™ games. The first games are a multi-set of traditional poker games using the WORLD SERIES OF POKER brand. These games will make their debut at Harrah’s properties and we will be ready to install the product at other casino operators’ properties later in the December quarter. The second game of the series features an exciting bonus feature where players participate in the final table of the WORLD SERIES OF POKER event. We will be showing both games at G2E.

The last new product series we will launch this quarter is our Hot Hot Penny™ series of penny denominated video games. Our Hot Hot Penny series represents WMS’ penny game franchise, and we believe these games will compete at the highest level of performance. Each of these games come with a premium-priced top box, and we have a whole series of video games being launched using this proprietary brand. We have teamed up with Isle of Capri casinos to launch this product, and they have already committed to a minimum number of units. Both WMS and Isle of Capri will contribute promotional and marketing dollars to launch the product, while Isle of Capri casinos will enjoy a limited period of exclusivity in each market where they operate.

I also want to provide some commentary on our server-based gaming initiatives. In 2002 when we developed the design specification for the initial CPU-NXT platform, we anticipated that certain advanced technologies would be requirements in the next generation of gaming. So we designed CPU-NXT to be extensible and that design architecture has allowed us to build on this platform since its introduction. Perhaps more importantly, we have been inventing, patenting and licensing intellectual properties that will enable new game play features and functionality that are expected to be included in the networked environment created by server-based gaming, such as communal gaming or persistent state gaming. We believe that if you look at previous advances in gaming device technology you will see that these progressions not only improved casinos’ operations but also provided additional entertainment or convenience benefits to casino patrons. With remote game configuration and game downloadability available in the next generation of server-based gaming, casino operators are expected to benefit from the ability to improve yield management. We strongly believe that players too must perceive a benefit in server-based gaming and that is why we have primarily concentrated our investments on improving their gaming experience.

In addition to developing great new content, we also needed system capabilities to distribute the games. In June, we signed important technology licensing agreements with Cyberview Technology that give us the system capabilities for downloading game content, central determination and remote game configuration. These agreements provide a cost effective means to commercialize a distribution system that has already proven itself in over 9,000 gaming devices in Europe. We examined and analyzed a variety of alternatives and concluded that by teaming with the server-based leading innovator, we could advance our time to market by acquiring a perpetual license to Cyberview’s system code. This code is based on advanced security and authentication capabilities, which we believe will be critical in meeting regulatory requirements to be established in the future. Our Reno-based systems group is now in the process of bridging our software content to the system, and enhancing the system to include additional capabilities that we believe will be required by casino operators.

In addition to this version of the system, we also received a non-exclusive, perpetual license to Cyberview’s technology patent portfolio related to server-based gaming systems. We believe these agreements address the question as to how we will distribute our great gaming content when server-based gaming becomes mainstream, which we anticipate could begin to occur in our fiscal 2008.

Our Cyberview agreements also provide other important benefits. First, we have a right of first refusal to purchase the remaining shares owned by its founding shareholders, which after their recent IPO, approximates 45% of Cyberview’s total outstanding shares. Second, we licensed our proprietary game content to Cyberview for use in certain lottery and other markets outside of North America. We expect to begin earning recurring license royalties from Cyberview later in our fiscal 2006 year.

Let me now return the call to Brian for further commentary.

Brian Gamache - WMS Industries - President and CEO

Thanks Orrin.

Over the past few years, WMS’ management team has worked diligently to position the Company for substantial and sustainable growth. For each of the past six quarters, we have recorded sequential growth in revenues and profitability, and as you can see from our revenue guidance for fiscal 2006, we expect fiscal 2006 to show significant growth over fiscal 2005. Our guidance for fiscal 2006 is based on several modest successes - in other words, we have a high level of visibility into this guidance as it is not predicated on one or two big developments occurring during the year. Now, with a full complement of products to serve all segments of the slot floor, we have significantly strengthened our competitive position with customers now viewing us as a full service provider of gaming device products. Over the next six quarters we have a variety of channels to pursue for new product sales, including continuing to harvest our legacy video installed base, continuing to recapture lost video market share, converting CPU-NXT upgrades to Bluebird purchases, providing premium product offerings in Bluebird gaming devices, continuing to win market share in the mechanical reel and video poker segments, and pursuing strong growth in international markets. We expect continued growth in the installed base of our participation games, including optimizing the WAP segment for our installed base, which will also contribute to growth in our average revenue per day and overall profitability.

As we continue to introduce innovative new game play mechanics in the creative games we have already commercialized, we’ve also developed and licensed additional intellectual properties that we believe will provide WMS with further competitive advantages in our future offerings, including those required in a server-based gaming environment. Each of the major new products we expect to introduce over the next four quarters will include new game play mechanics and we expect that once casino patrons experience our games, they will be as excited as we are about these new features.

We continue to focus on capital allocation, investing in future content and positioning WMS to drive industry innovation through the licensing of important intellectual property rights. Our recently announced agreements with Cyberview Technology again demonstrate our success in gaining access to critical intellectual property that will help bring new innovations to market in a timely and cost efficient manner. Following several years of sustained investment in our technology and products, we expect that WMS will generate free cash flow in fiscal 2006. We will continue to evaluate various options to increase value to our shareholders, including cash dividends, share buybacks, pursuing additional intellectual property agreements and, if appropriate, mergers and acquisitions. We look forward to reporting on actions we may pursue in this area in future calls.

I am very proud of the accomplishments the WMS team achieved in fiscal 2005. From continuing to impress customers with new, high earning games, to the overwhelming acceptance of our Bluebird cabinet, to successfully re-emerging as a leading gaming device supplier, to implementing important initiatives that led to improved bottom line results, fiscal 2005 proved that the tough decisions we made a few years ago to retool the Company were correct and are now beginning to pay dividends in the form of our prospects for future growth. In our view, we are just beginning to realize the financial returns we expect from these efforts. We are now on an even playing field with the industry’s largest competitors, able to compete at the highest levels in our industry and are well positioned to gain market share and take full advantage of the new jurisdictions coming on board in fiscal 2007 and beyond.

Operator we will now take questions from those on the call.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Amy Marcel, Jefferies & Co.

Amy Marcel - Jefferies & Co. - Analyst

Hi guys. Good quarter. I was actually curious why you guys have such a high level of visibility into fiscal year '06 when a lot of the other manufacturers don't seem to know what's going on.

Brian Gamache - WMS Industries - President and CEO

We look at our budgeting process which begins in February-March time frame. As you know, we -- it takes us a good quarter to prepare our zero-based budget. We present it to our Board in June of each year. So we have a lot of discussions with our customers, particularly the major customers out there. And we sought out their direction on the capital expenditures. And we have very good confidence that the visibility we have in our order flow is as good as it has ever been. So yes, we're very comfortable with our -- if you look at our revenue guidance over the last several quarters, we've been pretty close to spot on. So we've got the best visibility we've had in a long time.

Amy Marcel - Jefferies & Co. - Analyst

Now as for -- just a couple of logistics questions. Hot Hot Penny, when does the exclusivity with Isle start and what does it entail?

Orrin Edidin - WMS Industries - EVP & COO

To begin with it's introduction and it's a limited basis. I'm not at liberty to disclose the actual length of it, but it's a head start in the various markets in which Isle of Capri operates. We will be distributing to the non-Isle of Capri properties shortly after they get their limited head start in those respective markets.

Amy Marcel - Jefferies & Co. - Analyst

And when does the World Series of Poker exclusivity with Harrah's start, and how long does that last?

Orrin Edidin - WMS Industries - EVP & COO

It's the same basis. It goes from the original approval base, which we're going to have later this month in Nevada, later in August for GLI. It's a limited basis. Again, it gives Harrah's a nice head start in their respective markets as well.

Amy Marcel - Jefferies & Co. - Analyst

Can we get some kind of preview for G2E, like how many games you're going to have? Are you going to have the Cyberview Technology displayed? Just a little bit more of a preview.

Orrin Edidin - WMS Industries - EVP & COO

We're pretty excited to show over 70 never before seen titles at G2E this year which is the most we've ever presented at any single trade show with well over 100 titles total. We will be demonstrating our server based gaming technology on a preview basis for those who are invited to the inner sanctum of our booth. And I would invite all of you to come and see a demonstration of that technology.

Amy Marcel - Jefferies & Co. - Analyst

Last question. The $3 million inventory charge, you said you were also going to have one in September quarter. Does that mean it's non-operating? Or is it cash? How is it working with your income statement?

 Scott Schweinfurth - WMS Industries - CFO

I don't think we said we were going to have one in the September quarter.

 Amy Marcel - Jefferies & Co. - Analyst

You didn't? Okay, I'm sorry. I must have misheard.

Scott Schweinfurth - WMS Industries - CFO

And it's sitting in the cost of product sales in the income statement.

 Brian Gamache - WMS Industries - President and CEO

Let me just address the inventory issue, if I may. Legacy inventory write-down in Q4 was really the result of the overwhelming success we've had from our Bluebird platform. And we anticipated a slower migration from the legacy platform to the Bluebird, and as a result we're taking a conservative approach in valuing our legacy inventory.

In addition, during Q4 we took steps to dispose of the most distressed finished goods inventory that we had on hand. So we have a very vibrant used game business and a very active part sales business. In fact, over the past 12 months we've reduced our legacy inventory by over a third. So we believe that as of today the valuation properly reflects the appropriate levels to support both our used game business, as well as our parts sales business. We will continue to monitor this very closely.

 Amy Marcel - Jefferies & Co. - Analyst

Okay, thanks.

 Operator

Harry Curtis, JPMorgan.

 Harry Curtis - JPMorgan - Analyst

Brian, to follow up on that last comment, how confident are you that we're not going to see additional write-downs over the next several quarters?

 Brian Gamache - WMS Industries - President and CEO

We're going to continue to look at this thing. I would hope that, as I said today, that we've got a very good snapshot of the inventory. We've assigned one of our top executives in the Company to work on this issue. And I believe the information we have today is the best we've ever had in the five years I've been here. So we're taking a very cautionary approach to the valuation, and I think it's in our shareholders' best interest that we took these steps. I would not expect that we would have a similar issue in the future, but that's not to say that we're not going to continue to look at this thing as market conditions change.

 Harry Curtis - JPMorgan - Analyst

Of the 3 million write-down -- I may have missed this -- what is the split between raw materials and finished goods?

 Scott Schweinfurth - WMS Industries - CFO

I don't know that I have the right here, Harry. (multiple speakers) hold on a second. I would say about one-third of it was in the finished goods area and about two-thirds was in the parts.

 Harry Curtis - JPMorgan - Analyst

Okay.

 Brian Gamache - WMS Industries - President and CEO

Just a point there, Harry, we reduced our legacy inventory by one-third, and that's after taking in lots of trade-ins in fiscal '05. So I think we did a pretty good job of managing the inventory. And we need that inventory on board to run the used game business and the part sales business to service our customers going forward. So I believe that we're appropriately positioned right now.

 Scott Schweinfurth - WMS Industries - CFO

Let me clarify something. Someone wrote me a note saying I may have misspoke when I was reading the conference call script here. We have $81.7 million of Bluebird raw materials and finished goods, not $87.1, which apparently is what I said. So $81.7 of Bluebird and $22.6 million of legacy adds up to the $104.3 million of total inventory.

 Harry Curtis - JPMorgan - Analyst

And then you guys in your press release mentioned maybe a stronger trend on reel spinning demand. Can you speak to that a little bit, Brian?

 Brian Gamache - WMS Industries - President and CEO

The reel spinning product again we always knew was going to take time and patience. We now have about 20 themes, I believe -- 17 or 20 themes --

 Orrin Edidin - WMS Industries - EVP & COO

 27.

 Brian Gamache - WMS Industries - President and CEO

27, pardon me. And that's -- some of the features are still continuing to roll out. So we believe that as an ongoing basis the reel spinning product will contribute to more of our revenue stream and profitability. We have great hopes for the products you will see in a few weeks at G2E and the color dotmation themes have gotten great response. I think the reel spinning product are starting to take hold and we will see some further movement in Q1 and Q2.

 Harry Curtis - JPMorgan - Analyst

Of your open orders, how many of those are reels?

 Brian Gamache - WMS Industries - President and CEO

We're not going to disclose that today for competitive reasons.

 Harry Curtis - JPMorgan - Analyst

Thanks a lot.

 Operator

David Vas, Banc of America Securities.

 David Vas - Banc of America Securities - Analyst

Orrin, I'm wondering if you could talk a little bit about R&D. The level ticked down this quarter. And given the number of products you have out there and the move now to system centric gaming, I'm wondering if you could talk a little bit about if that level of R&D is sustainable for next year.

 Orrin Edidin - WMS Industries - EVP & COO

Yes, it is. And as you have seen from the reports in terms of certainly as a percentage of revenues we've done a nice job of keeping those costs under control and even bringing them down. With the May reorganization of product development we've been able to achieve even greater efficiencies, taking out some redundancies among certain groups between engineering and game development, that have led to further cost savings.

The server based gaming R&D initiatives are baked into the current budget. So that's not in addition to. That was already contemplated into our planning for fiscal '06. So I don't anticipate any sort of run-up generated by our server based gaming R&D efforts.

 David Vas - Banc of America Securities - Analyst

Okay. And maybe Scott, do you mind splitting your 10,200 backlog into new units and conversion kits?

 Scott Schweinfurth - WMS Industries - CFO

I believe I said that it was 8,400 new units and the balance was conversion kits.

 David Vas - Banc of America Securities - Analyst

Okay. And maybe talk a little bit about international split of product sales in the quarter.

 Brian Gamache - WMS Industries - President and CEO

That was 32%.

 Scott Schweinfurth - WMS Industries - CFO

Yes, 32% came internationally.

 David Vas - Banc of America Securities - Analyst

Okay. Can you talk a little bit about if -- the backlog has clearly grown, but the first quarter guidance is for lower units for the second sequential quarter. So I wonder if you could kind of reconcile a little bit.

 Scott Schweinfurth - WMS Industries - CFO

Again, it's just the timing of when customers want games. As we've talked in the past, we have corporate agreements with several of the large multi-site customers that provide for taking units over a period of time. September is traditionally a slower quarter for us. And so it -- and we will expect that the balance of the units will be delivered over the next couple of quarters. I guess we're pleased. We're very pleased that the open orders did have an uptake from where we were at both at the end of the June -- I'm sorry, the March quarter and the December quarter, and we think that is a result of great demand we're seeing for the product.

 David Vas - Banc of America Securities - Analyst

That sounds good. Could you split the backlog international versus domestic?

 Scott Schweinfurth - WMS Industries - CFO

I don't have that here.

 David Vas - Banc of America Securities - Analyst

Not to be a pain, but last question. Tax rate for fiscal '06?

 Scott Schweinfurth - WMS Industries - CFO

I think that will be in mid-30s. Sort of a 35-ish rate I think would be appropriate.

 David Vas - Banc of America Securities - Analyst

Okay great. Thanks.

 Operator

(OPERATOR INSTRUCTIONS)

 Brian Gamache - WMS Industries - President and CEO

Operator, we will go ahead and wrap this up if there are no further questions.

 Operator

Wayne Moore , Grython Partners.

 Wayne Moore - Grython Partners - Analyst

Congrats on the year end and quarter end. Really I kind of have two questions, the first being, one, that I apologize if it's already been covered, but on the Bluebird units I'd like to get a little bit of color on kind of the trend you saw from the decline in Q3 to Q4 in total units. And then in addition I was wondering what the kind of average sales per unit were for those.

 Brian Gamache - WMS Industries - President and CEO

The decline from Q3 to Q4, as Scott mentioned, was really a timing issue. It's really about the customer's capital and it's about the customer availability to receive the games and so forth. And again, the mergers kind of froze the casino floor spaces a little bit during the quarter which moved some things into Q1. So we're not very concerned about the couple of hundred games here or there because the demand is there.

As far as our average selling price, is that what the second part of the question was?

 Wayne Moore - Drython Partners - Analyst

Yes, it was.

 Brian Gamache - WMS Industries - President and CEO

The average selling price went up 5.3% from the March quarter primarily due to the mix of business. We had several premium priced products. And as we announced today on the call, we're going to be instituting another price increase effective October 1 of about 8% when it's all blended in.

When you look at our pricing leverage, we've increased our pricing 16% year over year and 27.6% from two years ago when we launched our Bluebird product. So we have had some terrific expansion on our product pricing, and we think that there's even more room going forward.

 Wayne Moore - Grython Partners - Analyst

Also, one real quick question. If I could get someone to walk me through the math, I'm trying to back into the $0.22 per share. And since you're kind of rounding it into the millions, I'm getting to $0.20 per share. I'm wondering if somebody could kind of walk me through that math.

 Scott Schweinfurth - WMS Industries - CFO

I think if you look at the third -- I'm sorry, the last page of the press release you'll see on the last page you have to -- because we have this convertible debt outstanding, you have to use the if-converted method for calculating earnings per share. So you take the net income of 7.7 million, you add back the after-tax interest expense and amortization issuance costs $0.5 million, and that’s the numerator of your calculation. And then you take the basic shares, you add in the dilutive effect of options, restricted stock and the convertible debentures, and that is your denominator. And you do the calculation, and it's $0.22.

 Wayne Moore - Grython Partners - Analyst

Okay, that a great. I hadn't seen that. Thank you very much. Again, congrats.

 Operator

Celeste Brown, Morgan Stanley.

 Celeste Brown - Morgan Stanley - Analyst

Just coming back to your quarterly -- I guess you gave limited guidance saying that you would expect the quarters to show sequential improvement. Tying that back to the $0.22, I guess it would have been $0.27 without the inventory charge. Would you expect improvements from there including the employee stock option expense, or should we look at the $0.22 as a base?

 Brian Gamache - WMS Industries - President and CEO

We're not giving the guidance on a quarterly basis, but you are correct in assuming that on an ongoing basis it would have been a $0.27 quarter under normalized operations. So I think that one of the issues that we have is that some of the people haven't fully baked in the $0.06 a share number in their estimates. We've been pretty forthright in telling people that for the last several quarters. So hopefully people who are doing the modeling have heard us that it's going to be in there beginning this quarter.

 Scott Schweinfurth - WMS Industries - CFO

It seems there is an inconsistency in how analysts are handling the equity compensation cost because in reviewing some reports for some of our competitors some people are including it in there and some people are purposefully not. And all I know is under GAAP I now have to have that as a charge in my financial statements.

 Brian Gamache - WMS Industries - President and CEO

To Scott's point, we will show continued growth.

 Celeste Brown - Morgan Stanley - Analyst

All right, thank you.

 Operator

Gentlemen, I'm showing no more questions at this time. I will turn the conference back to you. Please continue with your presentation or your closing remarks.

 Brian Gamache - WMS Industries - President and CEO

Thanks for joining us this afternoon for this update on WMS’ progress and prospects. This is a very exciting time in our ongoing march towards becoming the number two provider of slot machines in the North America. We look forward to seeing many of you at G2E in September in Las Vegas and to reporting additional progress to you on our fiscal year 2006 first quarter conference call in late October.

 Operator

Ladies and gentlemen, that does conclude the conference call for today. We want to thank you for your participation and ask that you please disconnect your lines.